Exhibit 10.2

HARBOUR CITY
海港城

Office Tenancy Agreement

Tower 6, The Gateway

Premises : Suites 3702-4, 37th Floor

Tenant : Goldenway Precious Metals Limited

INDEX

SECTION 1	INTERPRETATION AND AGREEMENT	Page

1	1 (1) Interpretation
	1 (2) Headings and index
	1 (3) Gender
2	Term premiseslt rent and ch

SECTION 11	RENT AND OTHER CHARGES

1	Rent and charges	2
2	Rates	2
3	Gas water and electricity charges	3

SECTION 111	TENANT'S OBLIGATIONS

1	Compliance with Ordinances	3
2	Fitting out and Other Work	3
	2(1) Installations and alterations	4
	2(2) Damage to walls ceilings and floors	4
	2(3) Floor covering	4
4	Replacement of windows	4
5	Repair of electrical installation	5
6	Repair of gas installation	5
7	Landlord's Nominated Contractors	5
8	Maintenance of sanitary and water apparatus	5
9	Cleaning of drains	5
10	Responsibility for defects	5
11	Third party insurance	6
12	Insurance of contents	6

13	Protection from typhoons	6
14	Entry by Landlord	7
15	Notice to repair	7
16	Outside windows	7
17	Inform Landlord of damage	7
18	Regulations	7
19	Cleaning contractors	7
20	Directory boards	8
21	Service entrances and lifts	8
22	Refuse and garbage removal	8
23	Title deeds	8
24	Yield up premises and handover	8
25	Indemnity against breach	9

SECTION IV	LANDLORD'S OBLIGATIONS

1	Quiet enjoyment	9
2	Government rent and property tax	9
3	Building management services	10
4	Facilities	10
5	Air-conditioning services	10
6	Directory boards	10

SECTION V	RESTRICTIONS AND PROHIBITIONS

1	Damage to common areas	10
2	Floor loading	11
3	Air-conditioning units	11
4	Structural stability	11

5	Locks	11
6	Loading of lifts	11
7	Use of lifts	11
8	Nuisance or annoyance	11
9	Noise	11
10	Signs	12
11	User	12
12	Illegal or immoral use	12
13	Sleeping or domestic use	12
14	Manufacture or storagey.• of goods	12
15	Combustible or dangerous goods	13
16	Obstructions in passages	13
17	Toilet facilities	13
18	Wiring and cables in common areas	13
19	Preparation of food and prevention of odours	13
20	Animals pets and infestation	14
21	Subletting and assigning	14
22	Breach of Conditions	14
23	Breach of insurance policy	15
24	Aerials	15
25	Parking	15
26	Use of building name	15

SECTION VI	EXCLUSIONS OF LIABILITY

1	1.1 Lifts escalators and other services	16
	1.2 Electricity/gas/water supply	16
	1.3 Fire overflow of water and vermin	16
	1.4 Water sprinklers	16
	1.5 Services	16

SECTION VII	ABATEMENT OF RENT

1	Abatement	17

SECTION VIII	DEFAULT

1	Default	17
2	Exercise of right	18
3	Acceptance of rent	18
4	Acts of contractors servants agents licensees customers	18
5	Distraint	18
6	Interest, legal costs and supply of information to agents	19

SECTION IX	DEPOSIT

1	Deposit	19
2	Increase in deposit	20
3	Repayment of deposit	20
4	Transfer of deposit	20

SECTION X	REGULATIONS

1	Introduction of Regulations	20
2	Conflict	21

(iv)

SECTION XI	MARKET RENTAL

1	Determination of market rental	21

SECTION XII	GENERAL

1	Landlord and tenant legislation	23
2	Condonation not a waiver	23
3	Letting notices	24
4	Service of notices	24
5	No fine	24
6	Exclusion of warranties	24
7	Name of building	24
8	Stamp Duty and costs	24
9	Tenant's obligations not affected	25
10	No enforcement of third party covenants	25
11	No implied covenants	25
12	Changes in common areas	26
13	Reservations	26
14	Severance	26
15	Tenant's effects	26
16	Use of other premises	27
17	Deed of Mutual Covenants	27
18	Sale and Redevelopment	27
19	Special conditions	28

SCHEDULE		29
EXECUTION		30
ANNEXURES		31
APPENDIX		32

(v)

IT IS AGREED as follows:-

SECTION I INTERPRETATION AND
AGREEMENT

1	1(1)	Interpretation

In this Agreement the expressions set out in the Schedule hereto shall where the context so admits have the meanings respectively ascribed to them therein.

1(2)	Headings and index

The headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

1(3)	Gender

Unless the context otherwise requires words herein importing the masculine gender shall include the feminine and neuter and vice versa and words herein in the singular shall include the plural and vice versa.

2	Term premises rent and charges

The Landlord shall let and the Tenant shall take for the said term All Those the said premises as delineated in pink on the plan(s) annexed hereto Together with the use in common with the Landlord and all others having the like right of :-

2(1)	the entrances staircases landings passages and toilets in the said building, and

2(2)	the lifts and escalators in the said building whenever the same shall be operating,

insofar as the same are necessary for the proper enjoyment of the said premises but except as the Landlord may from time to time restrict such use YIELDING AND PA YING therefor throughout the said term the rent air-conditioning charge and service charge (all of which are unless the context otherwise requires hereinafter included under the term “rent") as are set out in the Schedule which sums shall be payable exclusive of rates and other out-goings and in advance on the first day of each calendar month the first of such payments to be apportioned according to the number of days then unexpired in the month in respect of which such payment is due and the last of such payments to be apportioned according to the number of days of the said term remaining in the month in respect of which such payment is due.

Section 1 / II

SECTION 11
RENT AND OTHER CHARGES

The Tenant hereby agrees with the Landlord as follows:-

1	Rent and charges

1(1)	To pay the rent air-conditioning charge and service charge on the days and in the manner hereinbefore provided for payment thereof without deduction or set off (whether legal equitable or otherwise) and in banknotes or by bankers order if so required by the Landlord.

1(2)	The Landlord shall be entitled at any time and from time to time during the said term to serve a notice upon the Tenant increasing either one or both of the air-conditioning charge and service charge by an amount which the Landlord shall deem appropriate having regard to all or any of the elements affecting the cost of providing the respective services, and thereafter such increased charge or charges shall be payable in lieu of the charge or charges provided for above. The Landlord's assessment of the appropriate increase shall be conclusive and binding on the Tenant.

2	Rates

2(1)	To pay and discharge all rates taxes assessments duties charges impositions and outgoings of an annual or recurring nature now or hereafter to be assessed imposed or charged by the Government of the Hong Kong Special Administrative Region or other lawful authority upon the said premises or upon the owner or occupier thereof (Government Rent and Property Tax only excepted).

2(2)	In the event that an assessment to rates in respect of the said premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any quarter in respect of which such rates may fall due be at liberty to debit the Tenant with the amount thereof and the same shall forthwith be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of the Hong Kong Special Administrative Region.

2(3)	In the event that no valuation of the said premises shall have been made in accordance with the Rating Ordinance (Cap.116) or any statutory amendment or modification thereof for the time being in force the Landlord shall be at liberty to make an interim valuation thereof and to debit the Tenant with the amount which would be payable upon such interim valuation and the same shall forthwith be paid by the Tenant to the Landlord and any over-payment or under-payment by the Tenant on such interim valuation shall be adjusted when a valuation under the Rating Ordinance shall have been made known.

2(4)

The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement.

3	Gas water and electricity charges

To pay and discharge all charges for gas water and electricity consumed in the said premises.

SECTION 111
TENANT'S OBLIGATIONS

The Tenant hereby agrees with the Landlord as follows:-

1	Compliance with Ordinances

To obey and comply with all ordinances regulations bye-laws rules and requirements of any Governmental or other competent authority relating to the conduct and carrying on of the Tenant's business on the said premises or to any other act deed matter or thing done permitted suffered or omitted therein or thereon by the Tenant or any employee agent contractor or licensee of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the said premises or any services supplied thereto.

2	Fitting out and Other Work

To fit out the said premises in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord in a good and proper workmanlike fashion and in carrying out any approved work hereunder the Tenant shall and shall cause its servants agents contractors and workmen to cooperate fully with the Landlord and/or with the building manager and their/its servants agents contractors and workmen and to obey and comply with all instructions and directions which may be given by the Landlord's architect or other authorized representative or by the building manager if appointed by the landlord in connection with the carrying out of such work Provided That the Tenant shall not at any time during the said term without the prior written consent of the Landlord :-

Section III

2(1)	Installations and alterations

erect install remove or alter any fixtures partitioning or other erection or installation in the said premises or any part thereof or in any other part of the said building or without the like consent make or permit or suffer to be made alterations in or additions to the electrical or gas installations or to the air conditioning plumbing drainage fire fighting/detection or security systems or install or permit or suffer to be installed any equipment apparatus or machinery which requires any additional electrical/gas mains wiring/piping or which consumes electricity/gas not metered through the Tenant's separate meter or which imposes a weight on any part of the flooring in excess of that for which it is designed, it being agreed that the Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary, nor

2(2)	Damage to walls ceilings and floors

drive or insert or permit or suffer to be driven or inserted any nails screws hooks brackets or similar articles into the doors ceilings windows walls beams floors structural members or any part of the fabric of the said premises or any of the plumbing or sanitary or air-conditioning or fire fighting/detection apparatus or installation therein nor to cut maim injure drill into mark or deface the same or permit or suffer the same to be cut maimed injured drilled into marked or defaced, nor

2(3)	Floor covering

lay or use any floor covering or do anything which may damage or penetrate the existing flooring floor screed or slab.

3	Good repair of interior

To keep all the interior of the said premises including the flooring and interior plaster or other finishes or rendering to walls floors and ceilings and the Landlord's fixtures therein and all additions thereto and including all doors windows electrical and gas and plumbing installations and wiring and piping in good clean and tenantable repair and condition and properly preserved and painted and so to maintain the same throughout the said term at the expense of the Tenant and to the satisfaction of the Landlord, and subject to Clause 24 of Section 111 to deliver up the same to the Landlord at the expiration or sooner determination of the said term in like condition.

4	Replacement of windows

To replace all broken and/or damaged windows glass wall and curtain (including those with cracks or scratches found thereon) whether or not the same be broken or damaged or caused by the negligence of the Tenant and at the Landlord's direction to pay to the Landlord upon demand the full costs required for the said replacement.

Section III

5	Repair of electrical installation

To repair or replace any electrical installation or wiring of the Tenant if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or by the relevant utility company and in so doing the Tenant shall use only a contractor nominated by the Landlord in writing for the purpose.

6	Repair of gas installation

To repair or replace any gas installation or piping of the Tenant if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or by the relevant utility company and in so doing the Tenant shall use only a contractor nominated by the Landlord in writing for the purpose.

7	Landlord's Nominated Contractors

In carrying out any work to the electrical or gas installation or to the air conditioning plumbing drainage fire fighting / detection building automation and / or security systems the Tenant shall use only those contractors nominated by the Landlord in writing for the purpose and the Tenant shall pay to the Landlord as the Landlord's handling fee a sum equivalent to ten per cent (10%) of the price quoted by the nominated contractors for carrying out such work. The Tenant shall not commence any such work unless and until the Tenant has paid the Landlord's handling fee to the Landlord as aforesaid.

8	Maintenance of sanitary and water apparatus

To keep the sanitary and water apparatus used exc1usively by the Tenant and its servants agents licensees and customers in good clean and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulations or bye-laws of all Public Health and other Government Authorities concerned.

9	Cleaning of drains

To pay to the Landlord on demand all costs incurred by the Landlord in cleaning c1earing repairing or replacing any of the drains pipes or sanitary or plumbing apparatus choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee agent licensee or customer of the Tenant.

10	Responsibility for defects

To be wholly responsible for any loss damage or injury caused to any person whomsoever or any property whatsoever whether directly or indirectly :-

10(1)

through the defective or damaged condition of any part of the interior of the said premises or any fittings fixtures wiring or piping therein or any equipment apparatus installation whatsoever which are used and enjoyed exclusively by the Tenant and its servants agents licensees and customers whether the same shall be in or at the said premises or otherwise, or

Section III

10(2)	through or in any way owing to the spread of fire or smoke or the leakage or overf1ow of water including storm or rain water into or from the said premises or any part thereof, or

10(3)	through the negligence or the act neglect default or omission of the Tenant, or

10(4)	through the use of the said premises by the Tenant, or

10(5)	through the operation by the Tenant of its business at or from the said premises.

11	Third party insurance

To effect and maintain throughout the said term insurance cover in respect of the Tenant's obligations under Section 111 Clause 10 with a reputable insurance company to the satisfaction of the Landlord and to produce to the Landlord as and when so required by the Landlord the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting, in default of which the Landlord shall be entitled (but not obliged) at the Tenant's expense to effect such insurance cover. The policy of such insurance shall be in the name of the Tenant and endorsed to cover the interest of the Landlord or the building manager if there is one appointed by the Landlord as the beneficiary or beneficiaries thereof and shall be in such amount as the Landlord shall from time to time stipulate and shall contain a clause to effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without prior written consent of the Landlord.

12	Insurance of contents

To be wholly responsible for any loss or damage to property within the said premises including without limitation all furniture fixtures fittings goods chattels samples personal effects contents and stock and to effect with a reputable insurance company adequate insurance cover for the same in their full replacement value against all risks including without limitation those risks perils or under circumstances for which the Landlord's liability is expressly or impliedly excluded under this Agreement. The Tenant undertakes to produce and make available to the Landlord as and when so required by the Landlord the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting.

13	Protection from typhoons

To take all reasonable precautions to protect the interior of the said premises against damage by storm typhoon heavy rainfall or the like and in particular to ensure that all exterior doors and windows are securely fastened upon the threat of such adverse weather conditions.

Section III

14	Entry by Landlord

To permit the Landlord and all persons authorized thereby at all reasonable times to enter and view the state of repair of the said premises to take inventories of the fixtures therein to carry out any works repairs or maintenance which require to be done and to show the said premises to prospective tenants during the last three months of the said term or to prospective purchasers at any time during the said term Provided That in the event of an emergency the Landlord or the building manager if appointed by the Landlord including its servants or agents may enter without notice and forcibly if need be.

15	Notice to repair

On receipt of any notice from the Landlord or the building manager if appointed by the Landlord specifying any works or repairs which require to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible despatch and without any delay. Failure by the Tenant so to do will entitle the Landlord or its servants or agents to enter upon the said premises and forcibly if need be to carry out such works or repairs at the sole expense of the Tenant.

16	Outside windows

To keep all outside windows closed and fastened.

17	Inform Landlord of damage

To give notice in writing to the Landlord or the building manager if appointed by the Landlord of any damage that may be suffered to the said premises or to persons thereon and of any accident to or defects in the water pipes gas pipes electrical wiring or fittings fixtures or other facilities provided by the Landlord.

18	Regulations

To observe and comply with such regulations as the Landlord or the building manager if appointed by the Landlord may introduce for the better operation and management of the commercial part of the said building as office premises and/or for the use of the carpark in the said building and/or its recreational areas and outdoor facilities.

19	Cleaning contractors

To engage as cleaning contractors for the said premises only such contractors as may be nominated by the Landlord, provided that the Tenant may in addition to or substitution for such contractors employ its own direct staff for cleaning. Such cleaning contractors shall be employed at the sole expense of the Tenant.

20	Directory boards

To pay the Landlord immediately upon demand the costs of affixing repairing altering or replacing as necessary the directory boards, signboards or name plate bearing the Tenant’s name (or such other name(s) as may be allowed by the Landlord) provided by the Landlord located within or outside the said premises or any part of the building as the Landlord may designate as well as the costs of removing the same upon the expiry or sooner determination of this tenancy.

21	Service entrances and lifts

To load and unload goods only at such times and through such service entrances and by such service lifts as shall be designated by the Landlord or the building manager if appointed by the Landlord for this purpose from time to time.

22	Refuse and garbage removal

To be responsible for the removal of garbage and refuse from the said premises to such location as shall be specified by the Landlord or the building manager if appointed by the Landlord from time to time and to use only that type of refuse container as is specified by the Landlord or the building manager if appointed by the Landlord from time to time. In the event of the Landlord or the building manager if appointed by the Landlord providing a collection service for garbage and refuse the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord or the building manager if appointed by the Landlord shall be at the sole cost of the Tenant.

23	Title deeds

To observe and perform the covenants terms conditions and restrictions under which the said Lot(s) is/are held from the Government of the Hong Kong Special Administrative Region or as referred to in any deed of mutual covenants or other deed or instrument affecting the said building and/or its recreational areas and outdoor facilities for the time being in force (whether or not executed prior to the date of this Agreement) so far as they relate to the said premises or the use thereof or the use of the common areas and facilities of the said building and/or its recreational areas and outdoor facilities but except always to the extent that the Landlord is obliged to observe and comply with the same pursuant to Section IV.

24	Yield up premises and handover

At the expiration or sooner determination of this tenancy to deliver up to the Landlord vacant possession of the said premises notwithstanding any rule of law or equity to the contrary together with such fittings fixtures alterations or additions thereto as the Landlord in its absolute discretion may be willing to retain but without payment of any compensation for such fittings fixtures alterations or additions and deliver to the Landlord all keys giving access to all parts of the said premises. The Tenant shall be entitled to remove its own trade fixtures subject to making good all damage including damage to the decoration caused by such removal and shall if required by the Landlord at the Tenant's own costs and expenses

Section III / IV

A state and condition in accordance with the Landlord’s Standard Specification as stipulated in APPENDIX of this Agreement.

remove all the Tenant's fittings fixtures alterations or additions or anything brought in by the Tenant to the said premises or the building whether located in the said premises or outside the premises in any part of the said building with the permission of the Landlord and/or the building manager and reinstate the said premises and/or the said building or such part the of following the said removed to. If the Tenant shall upon commencement of this tenancy the agreed to accept any fittings fixtures alterations or additions which shall have been or made by any previous occupiers of the said premises, the Landlord sha11 have the right to require the Tenant to remove any or all of such fittings fixtures alterations or additions so made prior to the date of commencement of this tenancy and to make good any damage to the said premises caused by the installation or making of such fittings fixtures alterations or additions or its removal as if such fittings fixtures alterations or additions were made by the Tenant during the term of this tenancy.

25	Indemnity against breach

To indemnify and keep the Landlord and the building manager if appointed by the Landlord indemnified from and against all actions claims losses damages and expenses arising from any breach non-observance or non-performance of any of the agreements or covenants on the part of the Tenant herein contained or from the operation by the Tenant of its business at or from the said premises or from the use of the said premises or of the electrical or gas installation or apparatus therein or out of any works carried out at any time during the said term to the said premises or out of anything now or during the said term attached to or projecting from the said premises or arising from the negligence or the act neglect default or omission of the Tenant.

SECTION IV
LANDLORD'S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows :-

1	Quiet enjoyment

That the Tenant upon paying the rent on the days and in the manner herein provided for payment of the same and observing and performing the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

2	Government rent and property tax

To pay the Government rent and the property tax payable in respect of the said premises.

Section IV / V

3	Building management services

To carry out or arrange for such building management services as the Landlord may in its absolute discretion think fit with a view to maintaining the commercial part of the said building as first class office premises.

4	Facilities

To use its best endravours or to arrange for the building manager if appointed by the Landlord to use its best endeavours to maintain the escalators lifts and fire fighting/ detection and air-conditioning plant and other facilities of the said building in proper working order.

5	Air-conditioning services

Subject to Clause 4 of this Section IV and to Clauses 1(1) and 1(2) of Section VI to provide or arrange for air-conditioning services to the said premises from 8.30 a.m. until 7.00 p.m. daily from Monday to Friday (both inclusive) and from 8.30 a.m. to 2.00 p.m. on Saturdays. If the Tenant shall require additional air-conditioning services on Sundays and public holidays or outside the times specified the Landlord shall on receiving reasonable notice of the Tenant's requirements and subject as aforesaid provide the same to the Tenant. The charges for air-conditioning services on Sundays and public holidays and outside the times specified shall be determined by the Landlord and notified to the Tenant from time to time.

6	Directory boards

To supply directory boards and to allot space thereon for the Tenant's name to be affixed in such uniform lettering or characters as shall be designated by the Landlord.

SECTION V
RESTRICTIONS AND PROHIBITIONS

The Tenant hereby agrees with the Landlord as follows :-

1	Damage to common areas

Not to damage injure or deface any part of the fabric or walls or roof of the said building or of the common areas stairs and lifts and other facilities of the said building.

Section V

2	Floor loading

Not to load the floor of the said premises or any part thereof beyond the designed weight as stated in Clause 5 of the Schedule hereto.

3	Air-conditioning units

Not to install air-conditioning units at the said premises without the prior written consent of the Landlord.

4	Structural stability

Not to dig any hole or holes in or otherwise damage the concrete floor slab of the said premises.

5	Locks

Not without the prior written consent of the Landlord to alter the existing locks bolts and fittings on the entrance doors to the said premises nor to install any additional locks bolts or fittings thereon.

6	Loading of lifts

Not to place in any of the lifts in the said building anything the weight of which shall exceed the maximum weight as shown inside the said lifts.

7	Use of lifts

Not to load or unload or receive delivery of or despatch any goods or merchandise or permit or suffer the same to be loaded unloaded delivered or despatched in any of the lifts designated from time to time by the Landlord as passenger lifts.

8	Nuisance or annoyance

Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance or cause damage or danger to the Landlord or to the tenants occupiers of other premises in the said building or in any adjoining or neighbouring building.

9	Noise

Not to produce or suffer or permit to be produced at any time in the said premises any noise which may in the opinion of the Landlord (which opinion shall be conclusive) constitute a nuisance or give cause for reasonable complaint from the occupants of any other premises in the said building or persons using or visiting the same.

Section V

10	Signs

Not without the prior written consent of the Landlord to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard sign decoration advertising matter or other device whether illuminated or not save that :-

10(1)	the Tenant shall be entitled to have its name displayed in English and Chinese in uniform lettering or characters designated by the Landlord on the directory boards such lettering and characters and any additions or alterations thereto to be placed thereon by the Landlord at the Tenant's expense, and

10(2)	the Tenant shall be entitled at its own expense to have its name affixed in lettering and/or characters approved by the Landlord on the entrance door or doors to the said premises such lettering and/or characters thereon and any additions or alterations thereto or thereon to be made by the Landlord at the Tenant's expense. If the Tenant carries on business under a name other than its own name it shall notify the Landlord of the name under which its business is carried on and shall be entitled to have that name displayed as aforesaid, but the Tenant shall not be entitled to change its business name without the prior written consent of the Landlord which the Landlord may give or withhold at its discretion, and without prejudice to the foregoing, the Landlord may in connection with any application for consent under this Clause require the Tenant to produce such evidence as it may think fit to show that no breach of Clause 21 of this Section V has taken place or is about to take place.

11	User

Not to use or permit or suffer the said premises to be used for any purpose other than as described in Clause 5 of the Schedule hereto.

12	Illegal or immoral use

Not to use or permit or suffer the said premises to be used for any illegal or immoral purpose.

13	Sleeping or domestic use

Not to use or permit or suffer the said premises or any part thereof to be used as sleeping quarters or as domestic or residential premises within the meaning of any landlord and tenant legislation for the time being in force nor to allow any person to remain in the said premises overnight.

14	Manufacture or storage of goods

Not to use or permit or suffer the said premises to be used for the purpose of the production manufacture or working of goods and merchandise or for the storage of goods and merchandise other than samples reasonably required in connection with the Tenant's business carried on therein.

Section V

15	Combustible or dangerous goods

Not to keep or store or permit or suffer to be kept or stored in the said premises any arms ammunition gun-powder salt-petre kerosene or other explosive or combustible substance or hazardous goods or any dangerous goods (as defined in the Dangerous Goods Ordinance Cap. 295 or any legislation replacing the same or any orders or regulations made thereunder) other than in accordance with the appropriate legislation from time to time in force and in such areas as the Landlord shall designate for such purposes.

16	Obstructions in passages

Not to encumber or obstruct or permit or suffer to be encumbered or obstructed with any boxes packaging rubbish or other obstruction of any kind or nature nor cause or permit any of its servants agents contractors licensees or customers to obstruct or use for any purpose other than that for which they are intended any of the entrances staircases landings passages lifts lobbies or other parts of the said building in common use and the Landlord and the building manager if appointed by the Landlord shall be entitled without notice and at the Tenant's risk and expense to remove dispose of or clear as it sees fit any such material or obstruction and neither the Landlord nor the building manager if appointed by the Landlord shall thereby incur any liability to the Tenant or any other person whomsoever and the Tenant shall indemnify the Landlord and the building manager if appointed by the Landlord against all losses claims damages or expenses of and against the Landlord and the building manager if appointed by the Landlord in respect thereof.

17	Toilet facilities

Not to use or permit or suffer the toilet facilities in the said building, whether used exclusively by the Tenant or not, to be used for any purpose other than that for which they are intended and not to throw or permit or suffer to be thrown therein any foreign substance of any kind and the Tenant shall on demand pay to the Landlord or the building manager as the case may be the whole expense of any breakage blockage or damage resulting from a violation of this Clause.

18	Wiringand cables in common areas

Not to lay install affix or attach any wiring cables or other article or thing in or upon any of the entrances staircases landings passages lobbies or other parts of the said building in common use.

19	Preparation of food and prevention of odours

Not to prepare or permit or suffer to be prepared any food in the said premises or to cause or permit any odours which shall in the sole opinion of the Landlord be offensive or unusual to be produced upon permeate through or emanate from the said premises.

Section V

20	Animals pets and infestation

Not to keep or permit or suffer to be kept any animals or pets inside the said premises and at the Tenant's expense to take all such steps and precautions as shall be required by the Landlord or the building manager if appointed by the Landlord to prevent the said premises or any part thereof from becoming infested by termites rats mice roaches or any other pests or vermin. The Tenant shall employ at the Tenant's cost such pest extermination contractors as the Landlord or the building manager if appointed by the Landlord may require and at such intervals as the Landlord or the building manager if appointed by the Landlord may direct and to the exclusion of all others.

21	Subletting and assigning

Not to assign underlet share part with the possession of or transfer the said premises or any part thereof or any interest therein nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use possession occupation or enjoyment of the said premises or any part thereof irrespective of whether any rental or other consideration is given therefor. This tenancy shall be personal to the Tenant named in Agreement and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord be deemed to be breaches of this Clause 21 :-

21(1)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

21(2)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or other disability of that individual to the intent that no right to use possess occupy or enjoy the said premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual;

21(3)	In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who directly or indirectly owns or own or controls or control a majority of its voting shares or who otherwise has or have effective control thereof;

21(4)	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use possess occupy or enjoy the said premises or any part thereof or does in fact use possess occupy or enjoy the same;

21(5)	The change of the Tenant's business name.

22	Breach of Conditions

Not to do or permit or suffer to be done any act deed matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the said Lot(s) is/are held from the Government of the Hong Kong Special Administrative Region or as referred

Section V

to in any deed of mutual covenants or other deed or instrument affecting the said building and/or its recreational areas and outdoor facilities for the time being in force (whether or not executed prior to the date of this Agreement) and to indemnify the Landlord against any such breach.

23	Breach 01 insurance policy

Not to do or permit or suffer to be done any act deed matter or thing whatsoever whereby the insurance on the said building against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased Provided That if as the result of any act deed matter or thing done permitted or suffered by the Tenant the premium on any such policy of insurance shall be increased the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase.

24	Aerials

Not to erect or permit or suffer to be erected on or from any part of the said building or on or within or from any part of the said premises any aerial antenna satellite dish or other device for any telepoint network or telecommunication purpose or otherwise, and not to interfere with remove dismantle or alter those common aerials (if any) provided by the Landlord or the building manager if appointed by the Landlord.

25	Parking

Not to park in obstruct or otherwise use nor permit any employee agent or licensee of the Tenant to park in obstruct or otherwise use those areas of the said building allocated to the parking or movement of or access for vehicles or designated as loading/unloading areas otherwise than in accordance with the Regulations from time to time made by or on behalf of the Landlord or the building manager if appointed by the Landlord.

26	Use of building name

Not without the prior written consent of the Landlord to use or permit to be used the name/logo or any part of the name/logo of the Landlord or of the said building or any picture representation or likeness of the whole or any part of such name/logo or of the said building or of the said premises in connection with the business or operations of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant.

Section VI

SECTION VI
EXCLUSIONS OF LIABILITY

1

The Landlord and/or the building manager if appointed by the Landlord shall not be liable to the Tenant in respect of any claim loss (including but not limited to loss of profits) or damage or expense by or to person or property sustained by the Tenant by or through or many way owing to :-

1(1)	Lifts escalators and other services

any defect in or breakdown or suspension of the lifts escalators fire fighting/ detection or water sprinkler equipment air-conditioning plant or other facilities of the said building or any of them, or

1(2)	Electricity/gas/water supply

any failure malfunction explosion or suspension of the electricity gas or water supply to the said building or the said premises, or

1(3)	Fire overflow of water and vermin

fire or the overflow or leakage of water including rain, storm or sea water from anywhere within the said building or the influx of water including rain, storm or sea water into the said building or the said premises or the activity of termites pests rats or other vermin in the said building, or

1(4)	Water sprinklers

any use of water sprinkler devices whether by intentional operation or as a result of mechanical failure or malfunction, or

1(5)	Services

the adequacy or otherwise of any of the management services (including security) rendered by the Landlord and/or the building manager if appointed by the Landlord or the failure to render the same or the suspension or interruption thereof for whatever reason, whether or not the same may be caused by the negligence omission or default of the Landlord and/or the building manager if appointed by the Landlord and/or their/its servants agents contractors or licensees , nor shall the rent or air-conditioning charge or service charge or any part thereof be abated or cease to be payable other than in the circumstances set out in Section VII.

Section VII / VIII

SECTION VII
ABATEMENT OF RENT

1	Abatement If :-

1(1)	the said building or the said premises or any part thereof shall be destroyed or so damaged by fire typhoon Act of God Force Majeure or other cause so as to be rendered unfit for use and occupation, or

1(2)	the said building is made the subject of a closure order or demolition order,

then provided the insurance on the said building shall not be vitiated by the act neglect default or omission of the Tenant the rent or a part thereof proportionate to the damage sustained shall cease to be payable until the said premises shall have been restored or reinstated.

2	The Landlord shall be under no obligation to repair or reinstate the said premises if in its opinion it is not reasonably economical or practicable so to do.

3

If the whole or substantially the whole of the said premises shall in the circumstances set out in Clause 1 of this Section VII have been destroyed or rendered unfit for use and occupation and shall not have been repaired and reinstated within six months of the occurrence of the destruction or damage either party shall be entitled at any time thereafter before the same are so repaired and reinstated to terminate this Agreement by notice in writing to the other.

SECTION VIII
DEFAULT

It is hereby further expressly agreed and declared as follows :-

1	Default

If the rent or any part thereof shall be unpaid for fourteen days after the same shal1 become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform at1y of the agreements stipulations or conditions herein contained and on the Tenant' s part to be observed and performed or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filed for the winding up of the Tenant or if the Tenant shall otherwise become insolvent or make any composition or arrangement with creditors or shall suffer any execution to be levied on the said premises or otherwise on the Tenant's goods then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on the said premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the agreements stipulations and conditions herein contained and on the Tenant's part to be observed and performed and to the Landlord's right to deduct all loss and damages thereby incurred from the deposit paid by the Tenant in accordance with Section IX hereof and without prejudice to the Landlord's right of forfeiture thereof.

Section VIII

2	Exercise of right

A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord.

3	Acceptance of rent

Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations and conditions herein contained and on the Tenant's part to be observed and performed.

4	Acts of contractors servants agents licensees customers

For the purpose of these presents the negligence or act neglect default or omission of any contractor servant agent licensee or customer of the Tenant shall be deemed to be the negligence or act neglect default or omission of the Tenant.

5	Distraint

For the purposes of distress for rent in terms of Part 111 of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) or any statutory modification or re-enactment for the time being in force and of these presents the rent payable in respect of the said premises shall be and be deemed to be in arrears if not paid in advance at the times and in manner hereinbefore provided for payment thereof.

E

Section VIII / IX

6	Interest, legal costs and supply of information to agents

The Landlord shall have the right without prejudice to any other right or remedy hereunder to charge interest at three per cent over the best lending rate from time to time of The Hong Kong & Shanghai Banking Corporation Limited in respect of any payments to be made to the Landlord under Clauses 1 and 2 of Section 11 as shall be more than fourteen days in arrears and such interest shall be payable from the date upon which such payment in arrears fell due and not fourteen days thereafter. The Landlord shall further be entitled to recover from the Tenant as a debt all Solicitors' and/or Counsel's fees (on a solicitor and own client basis) and court fees incurred by the Landlord for the purpose of recovering any rent in arrears and/or other moneys unpaid or any part thereof from the Tenant or in enforcing any of the provisions of this Agreement against the Tenant and the Landlord shall further be entitled to supply to such solicitors counsel enquiry or collection agents as the Landlord may appoint such information or personal data in the possession of the Landlord concerning the Tenant as may be necessary for any of the purposes aforesaid without the further consent of the Tenant being obtained.

SECTION IX
DEPOSIT

1	Deposit

The Tenant shall on the signing hereof deposit with the Landlord the sum specified as the deposit in the Schedule to secure the due observance and performance by the Tenant of the agreements stipulations and conditions herein contained and on the Tenant's part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest to the Tenant and in the event of any breach or non- observance or non-performance by the Tenant of any of the agreements stipulations or conditions aforesaid the Landlord shall be entitled to terminate this Agreement in which event the said deposit may be forfeited to the Landlord. Notwithstanding the foregoing the Landlord may at its option elect not to terminate this Agreement but to deduct from . the deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach non-observance or non-performance by the Tenant in which event the Tenant shall as a condition precedent to the continuation of the tenancy deposit with the Landlord the amount so deducted and if the Tenant shall fail so to do the Landlord shall forthwith be entitled to re-enter on the said premises or any part thereof in the name of the whole and to determine this Agreement in which event the deposit may be forfeited to the Landlord as hereinbefore provided.

Section IX / X

2	Increase in deposit

If there shall for whatever reason be any increase or increases in the rent and/or rates and/ or air-conditioning charge and/or service charge during the said term the Tenant shall upon such increase becoming applicable pay to the Landlord by way of an increase in the said deposit a sum proportional to the said increase in rent rates air-conditioning charge and/or service charge and the payment of such amount shall be a condition precedent to the continuation of the tenancy.

3	Repayment of deposit

Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord without interest within thirty days after the expiration of this Agreement and the delivery of vacant possession to the Landlord or within thirty days of the settlement of the last outstanding c1aim by the Landlord against the Tenant in respect of any breach non- observance or non-performance of any of the agreements stipulations or conditions herein contained and on the part of the Tenant to be observed and performed whichever is the later.

4	Transfer of deposit

On an assignment by the Landlord of its reversionary interest the Landlord may transfer the said deposit to the assignee of the Landlord's reversion (the ”Assignee") subject to the Landlord procuring prior to the transfer a covenant from the Assignee in favour of the Tenant that the Assignee shall hold the said deposit upon and subject to the terms of this Section IX whereupon the Landlord shall thereby be released from any and all further ob1igations to the Tenant or otherwise in respect of the said deposit.

SECTION X
REGULATIONS

1	Introduction of Regulations

The Landlord reserves the right for itself and/or for the building manager if appointed by the Landlord from time to time and by notice in writing to the Tenant to make and introduce and subsequently amend adapt or abo1ish if necessary such Regulations as it may consider necessary for the better operation and management of the commercial part of the said building as office premises and/or for the use of the carpark in the said bui1ding and/or its recreational areas and outdoor facilities.

Section X / XI

2	Conflict

Such Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement the terms and conditions of this Agreement shall prevail.

SECTION XI
MARKET RENTAL

1	Determination of market rental

In respect of each period of the said term in relation to which reference is made to market rental the same shall be determined as follows :-

1(1)	During the penultimate month of the period immediately preceding the period in question the Landlord shall notify the Tenant of the Landlord's assessment of the market rental for the period in question and the Tenant shall within fourteen days of such notice lodge with the Landlord a written notice accepting or objecting to the Landlord's assessment. If the Tenant shall fail to lodge such notice within the time limit as aforesaid then the Landlord's assessment shall be and be deemed to be the market rental for the period in question (in which respect time shall be of the essence).

1 (2)	In the event that the Tenant shall within the time limit aforesaid lodge a notice objecting to the Landlord's assessment then if within fourteen days of the lodging of the Tenant's objection notice the parties fail or are otherwise unable to agree the market rental for the period in question either party may by notice in writing require the same to be determined by arbitration.

1(3)	The arbitration shall be held before a single arbitrator and shall be conducted in accordance with the provisions of the Arbitration Ordinance (Cap. 341) or any statutory amendment or modification thereof for the time being in force.

1(4)	The arbitrator shall be a surveyor practising in Hong Kong to be appointed in default of agreement between the parties by the President for the time being of the Hong Kong Institute of Surveyors.

1(5)	The arbitrator shall be required to determine the sum which in his opinion represents a fair market rental for the said premises for the period in question on the assumptions that

Section XI

1(5)(a)	the said premises are available to be let by a willing landlord to a willing tenant by one lease without a premium from either party and with vacant possession;

1(5)(b)	the covenants in this Agreement on the part of the Tenant have been fully performed and observed;

1(5)(c)	that the lease by which the said premises will be let ("hypothetical lease") contains the same terms as this Agreement except the amount the rent, the amount of the deposit the term and the rent-free periods;

1(5)(d)	that the hypothetical lease is for the term of this Agreement remaining unexpired on the first day of the relevant review period;

1(5)(e)	that the said premises have already been fitted out and equipped by and at the expense of the incoming tenant so that they are capable of being used by the incoming tenant from the beginning of the hypothetical lease for all purposes required by the incoming tenant that would be permitted under this Agreement;

1(5)(f)	that no inducement would be received by the Tenant from the Landlord and that the rent would not be discounted to reflect the absence of any inducement (which for the purpose of this Clause means and includes any rent free period or reduced rent period for fitting out or otherwise or a concessionary rental or a payment made by a landlord to a tenant to cover the cost of fitting-out) or otherwise, or a payment by a landlord to third party of any sums due to that third party from a tenant or any other benefit received by a tenant from a landlord as an inducement to that tenant to enter into a lease of premises and includes any number of combination of such things; but disregarding :

(i)	any effect on rent of the fact that the T e n a n t , anyone deriving title under the Tenant or their predecessors in title have been in occupation of the said premises;

(ii)

any effect on rental value of the said premises due to alterations or works carried out before or after the start of the said term by or at the expense of the Tenant, anyone deriving title under the Tenant or their predecessors in title;

and such sum as determined by the arbitrator shall be the rental payable for the period in question. Pending determination of the arbitration, the rent payable during the period immediately preceding the period in question shall continue to be payable. Upon determination of the arbitration the rent for the period in question shall be adjusted and any increase due by the Tenant or refund due by the Landlord shall be paid within twenty one days.

Section XI / XII

1(6)	The expenses of the arbitration shall be borne by the Tenant unless the market rental determined by the arbitrator shall be less than that assessed by the Landlord in accordance with Clause 1(1) of this Section XI in which case the expenses of the arbitration shall be borne by the Landlord and the Tenant in equal shares and each party shall bear its own costs.

1 (7)	Time shall in all respects be of the essence.

SECTION XII
GENERAL

1	Landlord and tenant legislation

To the extent that the Tenant can lawfully so do the Tenant hereby expressly agrees to deprive itself of all rights (if any) to protection against eviction or ejectment afforded by any existing or future legislation from time to time in force and applicable to the said premises or to this tenancy and the Tenant agrees to deliver up vacant possession of the said premises to the Landlord on the expiration or sooner termination of the tenancy hereby created notwithstanding any rule of law or equity to the contrary.

2	Condonation not a waiver

No condoning excusing or overlooking by the Landlord of any default breach or non- observance or non-performance by the Tenant at any time or times of any of the Tenant's obligations herein contained shall operate as a waiver of the Landlord's rights hereunder in respect of any continuing or subsequent default breach or non-observance or non- performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.

Section XII

3	Lettingnotices

During the three months immediately preceding the expiration of the said term the Landlord shall be at liberty to affix and maintain without interference upon any external part of the said premises a notice stating that the said premises are to be let and such other information in connection therewith as the Landlord shall reasonably require.

4	Service of notices

Any notice required to be served hereunder shall if to be served on the Tenant be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the said premises or the Tenant's last known place of business or residence in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at its registered office or any other address which the Landlord may notify to the Tenant from time to time.

5	No fine

The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

6	Exclusion of warranties

6(1)	This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given relating to the Landlord or the Tenant or the said building or the said premises including any of the Landlord's plan and intention or any changes thereof as covered by and contemplated in Clause 18 under Section XII hereof and if any such representation or warranty has been made given or implied the same is hereby waived.

6(2)	Nothing herein contained or implied nor any statement or representation made by or on behalf of the Landlord prior to the date hereof shall be taken to be a covenant warranty or representation that the said premises can lawfully be used for the use specified herein.

7	Name of building

The Landlord reserves the right to name the said building with any such name or style as it in its sole discretion may determine and at any time and from time to time to change alter substitute or abandon any such name and without compensation to the Tenant provided that the Landlord shall give the Tenant and the Postal and other relevant Government Authorities not less than three months notice of its intention so to do.

8	Stamp Duty and costs

The stamp duty and registration fees (if any) on this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares and each party shall pay its own legal costs (if any) of and incidental to the preparation and completion of this Agreement.

Section XII

9	Tenant's obligations not affected

This tenancy and the obligation of the Tenant to observe and perform the covenants and agreements on the part of the Tenant herein contained shall in no way be affected impaired or excused because !he Landlord is unable to fulfil or is delayed in fulfIlling any of its obligations under this tenancy or is unable to make or is delayed in making any repair addition alteration or decoration or is unable to supply or is delayed in supplying equipment or service hereunder.

10	No enforcement of third party covenants

Nothing herein contained shall confer on the Tenant any right to the benefit of or to enforce any covenant or agreement contained in any lease or tenancy agreement or any other instrument relating to any other part or parts of the said building or to any other premises belonging to the Landlord or limit or affect the right of the Landlord Io deal with the same now or at any time hereafter in any manner which the Landlord may think appropriate and this tenancy shall not be deemed to include and shall not operate to convey or let to the Tenant any ways liberties privileges easements rights or advantages whatsoever in through over or upon any land or premises adjoining or near to the said premises except as herein expressly provided.

11	No implied covenants

11(1)	The Landlord and/or the building manager if appointed by the Landlord shall be under no obligation to provide or supply to the Tenant or arrange for the same services or other things as the Landlord and/or the building manager if appointed by the Landlord may be providing or supplying or arranging to any other part or parts of the said building or to any other premises belonging to the Landlord or to its other tenants or occupiers thereof, nor to provide or supply or arrange f or an services or other things save those services or things which the Landlord hereinbefore expressly covenants to provide or supply or arrange for.

11(2)

Notwithstanding anything in any provision contained in this tenancy the Landlord and/or the building manager if appointed by the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord and/or the building manager if appointed by the Landlord in respect of any interruption in any of the services or things which the Landlord and/or the building manager if appointed by the Landlord provides or supplies or arranges by reason of :

(i)	any necessary inspection overhaul repair or maintenance of any plant equipment installation or apparatus or damage thereto or destruction thereof by reason of electrical mechanical or other defect or breakdown, or

(i i)	inclement conditions or shortage of fuel materials water or labour, or

(iii)	whole or partial failure or stoppage of any mains supply, or

(iv)	any other circumstances of whatsoever nature beyond the control of the Landlord or the building manager if appointed by the Landlord.

12	Changes in common areas

The Landlord shall be entitled at any time and from time to time to extend or reduce the areas of the entrances landings staircases passages lobbies or other parts of the said building intended for common use or to make or cause to be made changes or alterations thereto for whatsoever reason as may be determined by the Landlord without incurring any liability to the Tenant on any account whatsoever.

13	Reservations

There is reserved to the Landlord and all other persons at any time authorized by the Landlord or otherwise so entit1ed full right and liberty at al1 times without the necessity of obtaining consent and without compensation :-

13(1)	to enter upon and/or pass through the said premises for the purpose of access to and egress from any part of the said building (including without prejudice to the generality thereof the roof plant rooms and meter rooms ducts shafts and lightwells) to which access cannot be readily obtained without entry upon the said premises, and

13(2)	to enter upon and be in the said premises for the purpose of carrying out any inspection repairs or maintenance of or other necessary works to any services installations or facilities upon over in through or under the said premises and serving other premises within the said building where such work cannot reasonably be carried out from outside the said premises, the persons exercising such right causing as little inconvenience as reasonably practicable and making good al1 damage thereby occasioned to the said premises or anything thereon, and

13(3)	to use the external surfaces of the walls windows window frames and other parts of the said premises for the purposes of repairs maintenance improvements and decoration (whether permanent or seasonal) or otherwise together with the right to erect attach and retain scaffolding or other structures as shal1 be convenient for such purposes.

14	Severance

If any part of any provision of this Agreement shall to any extent be invalid or unenforceable the remainder of such provision and al1 other provisions of this Agreement shal1 remain valid and enforceable to the fullest extent permitted by law.

15	Tenant's effects

The Tenant hereby irrevocably appoints the Landlord as its agent to deal with at the Tenant risk and expense any of the Tenant's effects left on or about the said premises

Section XII

for more than seven days after the end of the said term to the intent that the Landlord may without liability to the Tenant dispose of or destroy or otherwise deal with the same as the Landlord shall think fit.

16	Use of other premises

The Tenant shall not be entitled to complain about nor shall the Tenant have any claim against the Landlord in respect of any alleged noise or nuisance or interference with its user of the said premises due to any operations being carried on in other parts of the said building, whether by the Landlord or any other owner or by any of their respective tenants licensees or occupiers.

17	Deed 01 Mutual Covenants

If the Landlord shall at any time cease to be the sole registered owner of the said Lot(s) and/or the said building the Landlord shall be at liberty to enter into any deed(s) of mutual covenants and/or management agreement(s) in relation to the said building as it sees fit provided that no such deed of mutual covenants or management agreement shall contain any covenant term or condition which shall unreasonably limit or restrict the proper use by the Tenant of the said premises pursuant to and in accordance with the whole provisions of this Agreement.

18	Sale and redevelopment

If at any time during the tenancy hereby created the Landlord shall enter into a contract for the sale of the said building or of any part thereof which shall include the said premises or if the Landlord shall resolve to redevelop the said building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise (which intention so to redevelop shall be sufficiently and conclusively evidenced by a copy of Resolution of its Directors certified to be a true and correct copy by its Secretary) then in either of such events the Landlord shall be entitled to give six clear calendar months' notice in writing expiring at the end of any calendar month during the tenancy hereby created terminating this Agreement and immediately upon the expiration of such notice this Agreement and everything herein contained shall cease and be void and neither party shall have any claim against the other in respect . thereof but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations herein set ou1.

19	Special conditions

AS WITNESS the hands of the parties hereto the day and year first above written.

Lot(s) (including where the context so admits its successors City Estates Limited.

2.	The Tenant means METALS LIMITED

3.	The said Lot(s) means SECTION B AND THE EXTENSION THERETO AND SECTION D OF KML NO. 11

4	The said building means TOWER 6,THE GATEWAY,HARBOUR CITY

5	The said premises means Suites 3702-3704 (37 FLOOR) OF THE SAID BUILDING where shall be used for no purpose other than as commercial offices only. For the avoidance of doubt, it is hereby declared and confirmed that no private sales, sample sales, clearance sales or any similar sales or any activities related thereto including but without limiting to distribution of circulars or erection or posting up of any notices or any marketing activities of any kind may be allowed in any circumstances and the floor loading of which shall not exceed 60 lbs, per square foot.

6.	The said term means the period commencing on the15th day of JUNE 2009 and expiring on the 14th day on JUNE 2009

7.	The rent means
(a) in respect of the period from the date of commencement of the said term to the 14th day of JUNE 2012 the sum of Hong Kong Dollars TWO HUNDRED FIFTEEN THOUSAND FOUR HUNDRED AND EIGHTEEN ONLY (HK$ 215,418.00) per calendar month

Provided always that notwithstanding anything to the contrary the rent shall only commence to be payable on the expiration of the 47 th day from the date upon which the said premise are made available to the Tenant.

8.	The market rental means the sum determined in accordance with the provisions of Clause 1 of Section X1.

9.	The air-conditioning charge means the sum playable from time to time for the provision of air-conditioning services, being Hong Kong Dollars FOURTEEN THOUSAND AND FORT Y NINE ONLY (HK$ 14,049.00) per calendar month at the dare of commencement of the said term, subject to increase from time to time either before or after the date of commencement of the said term in accordance with the provisions of Clause 1(2) of Section 11.

10.	The service charge means the sum payable from time to time for the provision of building management services, being Hong Kong Dollars TEN THOUSAND SEVEN HUNDRED SEVENTY AND CENTS NINETY ONLY (HK$ 10,770.90) per calendar month at the date of commencement of the said term, subject to increase from time to time either before or after the date of commencement of the said term in accordance with the provisions of Clause 1(2) of Section 11.

11.	The Deposit means the sum of Hong Kong Dollars ONE MILLION TWO Hl1NDRED FIFTI' FIVE THOUSAND FORTY FOUR AND CENTS FIFTY ONLY (HK$ 1,255,044.50) subject to increase from time to time in accordance with the provisions of Clause 2 of Section IX.

12.	The building manager means the person company or firm (if any) from time to time responsible for the proper management of the said building pursuant to any appointment either by the Landlord or under a deed of mutual covenant or management agreement.

EXECUTION

SIGNED by DAVE W.K. SIU ) for and on behalf of the Landlord/ duly authorized agent of the Landlord

SIGNED by TANG HAO the Tenant/for and on behalf of the Tenant in the presence of :-

ANNEXURES

. . . . . .

APPENDIX

Landlord's Standard Specifications:

(1)	Concrete floor with screeding;

(2)	Rendered and painted walls and columns;

(3)	Suspended ceiling with acoustic tiles in place and standard light fittings (without wiring) in a standard layout;

(4)	Automatic smoke detectors in lift lobby and plant rooms only and sprinkler system in a standard layout;

(5)	Air-conditioning system with ducting and A/C outlets in a standard layout;

(6)	Standard rating electricity supply terminated at a plug-in unit or the distribution board, as the case may be , i n t he meter room;

(7)	3-compartment ceiling and under floor trunking for power, and telephone and data communications;

(8)	Standard entrance door (for sub-divided floor only).